EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into by and between eRoom System Technologies, Inc. (“Licensor”), a corporation having a principal place of business at 1072 Madison Avenue, Lakewood, NJ 08701, and ACACIA PATENT ACQUISITION LLC (“APAC”), a Delaware limited liability company having a principal place of business at 500 Newport Center Drive, Suite 700, Newport Beach, CA 92660 (collectively referred to herein as the “Parties” and individually as “Party”). The effective date of this Agreement shall be the date on which the last Party executes this Agreement below (the “Effective Date”).

BACKGROUND

WHEREAS, Licensor is the sole and exclusive owner of U.S. Patent No. 4939352, U.S. Patent No. 4883948 and U.S. Patent No. 4857714, and all related patent applications, corresponding foreign patents and foreign patent applications, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof, which are collectively referred to as the “Patents” (the "Patents"); and

WHEREAS, Licensor is willing to grant worldwide exclusive license rights in the Patents to APAC and APAC in turn, desires to acquire all substantial rights in and to the Patents.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, Licensor and APAC agree as follows:

1.	GRANT

1.1.
Exclusive License. Effective upon the date of Acceptable Completion (as defined below), Licensor grants to APAC all substantial rights in and to the Patents including the worldwide, exclusive right and license under the Patents to make, have made, use, import, offer or sell products or services covered by the Patents, including the exclusive right to grant sublicenses, to sue for and collect past, present and future damages and to seek and obtain injunctive or any other relief for infringement of the Patents. Licensor expressly retains no rights in or to the Patents, including without limitation, the right to sue for infringement of the Patents prior to any termination of this Agreement and specifically grants APAC all such rights prior to any termination. The exclusive right and license granted herein shall exist for the term as set forth in Section 7 below.

1.2.
Investigation Period. Licensor acknowledges and agrees that APAC shall undertake and perform a due diligence investigation of the Patents during the period of up to sixty (60) days following the Effective Date (the “Investigation Period”). In consideration of APAC’s due diligence investigation of the Patents, Licensor agrees that, during the Investigation Period, Licensor shall not discuss, negotiate or pursue with any third parties any offers or proposals with respect to or otherwise relating to any of the Patents. Licensor agrees to cooperate with APAC and to promptly provide to APAC any reasonably requested information regarding the Patents, including prompt delivery for receipt by APAC no later than seven (7) days following the Effective Date of a copy of the complete prosecution history of each of the Patents (each a “File History”) and copies of all files, information and documents in Licensor’s possession or control relating to the Patents. In the event that (i) any of the File Histories in Licensor’s possession or (ii) any of the files, information and documents in Licensor’s possession relating to the Patents are not delivered to APAC within the seven (7) day period following the Effective Date, the Investigation Period shall be automatically extended by the greater of the number of days for which (i) the last of the File Histories in Licensor’s possession or (ii) any files, information and documents in Licensor’s possession relating to the Patents is delayed. Upon completion of the Investigation Period, APAC shall provide written notice to Licensor of its conclusion regarding the investigation of the Patents. The Investigation Period will commence on the Effective Date and conclude on the earlier of: (i) 11:59 P.M. PST, sixty (60) calendar days following, but not including, the Effective Date, subject to the extensions set forth in this Section 1.2; or (ii) APAC transmits written notice to Licensor of its conclusion regarding the investigation of the Patents. Notwithstanding the foregoing, this Agreement shall terminate on April 01, 2009 if APAC has not given the written notice of Acceptable Completion defined in Section 1.3 below on or before that date.

1.3.
Due Diligence Completion. If APAC determines, in its sole and absolute discretion, that the Patents are acceptable during the Investigation Period and transmits written notice to Licensor that the Patents are acceptable (“Acceptable Completion”), then this Agreement shall continue with full force and effect following such Acceptable Completion of the Investigation Period. Otherwise, if APAC determines, in its sole and absolute discretion, that the Patents are not acceptable, then (i) APAC shall have no payment obligations or liability to Licensor hereunder; and (ii) this Agreement shall automatically terminate upon completion of the Investigation Period. For the purposes of this Section 1.3, written notice of Acceptable Completion may be sent by first class mail, facsimile, recorded delivery or electronic mail.

1.4.	INTENTIONALLY LEFT BLANK.

1.5.
Exclusivity to APAC. Notwithstanding anything to the contrary, the grant to APAC of the exclusive right and license under the Patents herein shall be exclusive, even as to Licensor, with respect to any and all Exclusive Parties (as defined below) and APAC shall have the sole and exclusive right under the Patents to deal with one or more Exclusive Parties in any and all matters relating to the Patents, including without limitation any and all direct and indirect offers for sale and sales of products and services, in whole or in part, covered by the Patents to such Exclusive Parties. The term “Exclusive Party” shall mean:

(a)	a declaratory judgment plaintiff or an infringement defendant under any of the Patents; or

(b)	a party infringing any claim from any of the Patents; or

(c)
a party with which APAC has initiated or undertaken licensing communications, discussions and/or negotiations or otherwise asserted any of the Patents against, provided that an Exclusive Party shall be deemed to include any and all of its affiliates.

2.	LICENSE BACK

2.1.
Grant Back License. Subject to Acceptable Completion and Licensor marking each of its products in a conspicuous manner so as to identify each of the applicable Patents embodied in such products (e.g., U.S. Patent No. 4939352), APAC shall grant to Licensor a limited, non-exclusive, non-transferable, royalty-free, personal right and license under the Patents to make, use, offer or sell Licensor’s products or services (the “License”).

2.2.
Limitation to Grant Back. Other than as expressly set forth in Section 2.1 above, Licensor expressly retains no rights in or to the Patents, including without limitation no rights to sue for and collect past, present and future damages and to seek and obtain injunctive or any other relief for infringement of the Patents, and no other rights or licenses under the Patents are granted or implied.

3.	ROYALTIES AND OTHER PAYMENTS

3.1.
Royalty Payment. APAC shall pay Licensor a continuing royalty equal to fifty percent (50%) of the Net Proceeds, as defined below. For purposes hereof, the following terms shall have the following meanings:

“Net Proceeds” shall mean Total Recoveries less the APAC Costs.

“Total Recoveries” shall mean all amounts actually received by APAC from the licensing and enforcement of the Patents including all licensing proceeds and recoveries from any lawsuits or settlements. Any non-monetary consideration received by APAC in connection with licensing or enforcement of the Patents shall be valued at fair market value.

“APAC Costs” shall mean all costs and expenses incurred with third parties in connection with prosecuting, licensing, enforcing or defending the Patents, including without limitation:

(a)	attorneys' and paralegal fees (whether on an hourly or contingent basis and whether for general or local counsel), costs and disbursements;

(b)	the fees and costs of consultants, experts or technical advisors;

(c)	travel and lodging expenses;

(d)	duplicating, secretarial, stenographer, postage, courier and similar expenses;

(e)	filing fees and other Patent Office fees or costs;

(f)	court costs;

(g)	legal and other costs related to any re-examination or reissue proceeding;

(h)	legal and other costs incurred in defending any action or counterclaim in respect of the Patents; and

(i)	legal and other costs in prosecuting or processing any U.S. or foreign application, including without limitation, any continuing application or continuation in part application.

3.2.
Application of Total Recoveries. Total Recoveries shall be applied in the following order of priority: first to APAC in an amount equal to the APAC Costs, then to APAC and Licensor in proportion to their respective shares of the Net Proceeds. All Taxes (as defined below) shall be the financial responsibility of the Party obligated to pay such Taxes as determined by the applicable law and neither Party is or shall be liable at any time for any of the other Party’s Taxes incurred in connection with or related to amounts paid under this Agreement. The term “Taxes” shall mean any foreign, federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with any amounts paid under this Agreement, including without limitation:

(a)	any state or local sales or use taxes;

(b)	any import, value added or consumption tax;

(c)	any business transfer tax;

(d)	any taxes imposed or based on or with respect to or measured by any net or gross income or receipts of either Party;

(e)	any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes; or

(f)	any other tax now or hereafter imposed by any governmental or taxing authority on any aspect of this Agreement and the obligations hereunder.

If Taxes are required to be withheld on any amounts otherwise to be paid by one Party to the other, the paying Party shall deduct and set off such Taxes from the amount otherwise due and owed to the receiving Party and pay them to the appropriate taxing authority. Each Party agrees to indemnify, defend and hold the other Party harmless from any Taxes or claims, causes of action, costs, expenses, reasonable attorneys’ fees, penalties, assessments and any other liabilities of any nature whatsoever related to such Taxes to the extent such Taxes relate to amounts paid under this Agreement.

3.3.
Reporting. All amounts payable to Licensor shall be due within thirty (30) days after the end of each calendar quarter with respect to Net Proceeds, if any, in such quarter. APAC will provide Licensor with a report of Total Recoveries and APAC Costs for each calendar quarter that Net Proceeds are due to Licensor. Licensor shall have the right to audit such reports in accordance with Section 5.2 below. All other payments from one Party to the other hereunder shall be due and payable within thirty (30) days following receipt of the applicable invoice.

3.4.
Licensor Availability. Upon APAC’s reasonable request, Licensor will be available from time to time to consult with APAC or its attorneys on matters relating to the Patents. In the event that the testimony of any employee, director, officer, consultant or agent of Licensor is taken in any action relating to the Patents, APAC’s attorneys will represent such party without additional charge, and Licensor and such party will cooperate with APAC and its attorneys in preparing for such testimony. Licensor will grant access to APAC and allow APAC to make copies of all files in Licensor’s possession or control relating to the Patents, including access to such documents as may be necessary to conduct enforcement and licensing efforts. APAC will pay for Licensor’s reasonable out of pocket travel expenses incurred at the request of APAC and any such expenses will be treated as APAC Costs. APAC acknowledges that no employee, director, officer, consultant or agent of Licensor is an inventor on the Patents and that no one at Licensor has any personal knowledge of the Patents or the prosecution of the Patents prior to the acquisition date of the Patents by Licensor.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Licensor Warranties. Licensor represents and warrants to APAC that, as of the Effective Date hereof:

4.1.1.
Based upon the written representation of the Inventor of the Patent, Licensor believes it is the sole owner of the Patents and has all right, title, claims, interest and privileges arising from such ownership, free and clear of any liens, security interests, encumbrances, rights or restrictions;

4.1.2.	Licensor has no knowledge of whether the identity of all inventors of the inventions described in the Patents as required by U.S. law has been disclosed to the United States Patent Office;

4.1.3.
The Patents and the inventions described in the Patents are (i) not the product or subject of any joint development activity or agreement with any third party; (ii) not the subject of any consortia agreement or cross-license; and (iii) have not been financed in whole or in part by any third party;

4.1.4.	The issued Patents remain in full force and effect as of the Effective Date of this Agreement;

4.1.5.
Licensor has not assigned, licensed, granted covenants not to sue, transferred or otherwise conveyed to any other person or entity any of his rights, title, claims, interest or privileges with respect to the Patents;

4.1.6.
Exhibit A includes all related patents, patent applications, foreign counterparts, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof, which are in the same respective patent family or families as the Patents;

4.1.7.	Licensor believes that all maintenance fees that have become due with respect to the Patents have been paid in full;

4.1.8.	Licensor believes that the Patents are not and have not been subject to any action or proceeding concerning their validity, enforceability, inventorship or ownership;

4.1.9.
Other than the information disclosed in the prosecution history of the Patents, Licensor has no knowledge of any facts that could give rise to a claim that the Patents are invalid or unenforceable; and Licensor has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patents or preclude their enforceability;

4.1.10.
Licensor has all requisite legal and corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to carry out and perform its obligations under the terms of this Agreement; and

4.1.11.
The execution, delivery, performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any agreement to which Licensor is a party.

4.2.	APAC Warranties. APAC represents and warrants to Licensor that, as of the Effective Date hereof:

4.2.1.	APAC is a company duly organized and in good standing under the laws of Delaware;

4.2.2.	APAC has authority to enter into this Agreement and implement its terms; and

4.2.3.	The person executing this Agreement on behalf of APAC is duly authorized to do so.

5.	RECORDS AND FEES

5.1.	Records. APAC shall keep complete and proper records of the Total Recoveries and APAC Costs.

5.2.
Audit. Licensor shall have the right, during reasonable business hours no more than once per calendar year, to audit, at Licensor’s expense, the correctness of any previously unaudited APAC report by an independent public accountant chosen by Licensor who may examine APAC’s records pertinent to this Agreement. To the extent that the Licensor’s auditor discovers any underpayment error exceeding ten (10%) percent of Licensor’s respective share of Net Proceeds, Licensor shall be entitled to conduct subsequent audits until such audits reveal no further errors. Licensor and his representatives shall hold in confidence any such information and shall not use the information for any purposes other than verifying APAC’s reporting in connection with this Agreement.

5.3.
Patent Prosecution. Subsequent to Acceptable Completion, during the term of the Agreement, APAC shall assume sole control of any and all activities, matters and proceedings before the United States Patent and Trademark Office (the “USPTO”) and foreign patent offices relating to the Patents, including without limitation any reissues or reexaminations of any issued United States patent, the prosecution of any United States or foreign patent applications and the continuing prosecution of any pending United States or foreign patent applications among the Patents and the costs, fees and expenses paid by APAC in connection therewith shall be treated as APAC Costs. APAC will have sole and absolute discretion in filing, prosecuting, abandoning and maintaining the Patents. Licensor hereby grants APAC a power of attorney permitting APAC to assume such sole control of any and all activities, matters and proceedings before the USPTO and foreign patent offices relating to the Patents and Licensor shall fully cooperate with APAC, including without limitation the execution of such documents as APAC shall reasonably require, to timely address and prosecute all such activities, matters and proceedings before the USPTO and foreign patent offices.

6.	ENFORCEMENT OF PATENT RIGHTS

6.1.
Good Faith. Subject to the terms and conditions of this Agreement, APAC will use its good faith efforts to pursue licensing and enforcement of the Patents at its expense. APAC will attempt to negotiate licenses with companies that APAC believes may be infringing the Patents. Notwithstanding any of the foregoing, APAC may at any time elect not to pursue licensing or enforcement of any of the Patents if APAC determines, in its sole discretion, that any such pursuit would be commercially unreasonable or otherwise unlawful or illegal.

6.2.
Enforcement Litigation. APAC may, in its sole judgment, decide to institute enforcement actions against certain or all of the companies that APAC believes are infringing the Patents. APAC shall have the exclusive right to bring suit to enforce the Patents. Licensor shall join as a plaintiff at APAC’s request in the event APAC’s counsel determines that Licensor is a necessary party to the action. Licensor hereby grants APAC a power of attorney allowing APAC to (i) add Licensor as a party to any such action and/or (ii) to bring an action directly in Licensor’s name. In the event Licensor joins as a plaintiff at APAC’s request or APAC brings an action in Licensor’s name, or Licensor is named as a party by another party to such action, APAC shall have the power of attorney to settle any claims relating to the Patents on behalf of Licensor and APAC shall defend and indemnify Licensor against all liabilities, costs and expenses for proving infringement and defending validity and title of the Patents, except that, as provided below, Licensor shall be responsible for its own counsel’s fees and costs if it elects to retain separate counsel. Notwithstanding any of the foregoing, in the event that a court holds that Licensor has engaged in fraud, gross negligence, or willful misconduct, APAC shall have no obligation to indemnify Licensor for any judgments, liability, loss, damages, costs and expenses (including reasonable attorneys’ fees and expenses of litigation) in connection therewith. APAC shall promptly notify Licensor of any action wherein Licensor is named as a party by APAC or any other person or entity. Upon Licensor’s request, APAC shall update Licensor on the ongoing licensing and enforcement efforts of APAC with respect to the Patents.

6.3.
Choice of Counsel. In the event that Licensor joins in any suit, either before or after it is initiated, Licensor shall have the right to be represented by counsel of his choice, provided that if Licensor chooses to have representation separate from APAC, Licensor shall be responsible for paying all his own fees and costs related to such representation and APAC shall be solely responsible for the fees and costs incurred by its own counsel.

6.4.
Cooperation. Regardless of whether Licensor is named as a party to any enforcement action, APAC reserves the sole right to select counsel, direct the litigation, and to negotiate and determine the terms of any settlement or other disposition of such action. The parties agree to fully cooperate with each other in any litigation that is brought.

7.	TERMINATION

7.1.
Term. Unless earlier terminated as provided for in this Agreement, all grants, obligations and provisions recited in this Agreement and relating to the Patents shall continue in full force and effect, until the later of either a) the expiration date of the Patents or b) the conclusion of APAC’s licensing and enforcement of the Patents. Notwithstanding the foregoing, in the event that a final decree of invalidity from which no appeal can be, or is, taken, with respect to the Patents, this Agreement shall terminate at such time.

7.2.
APAC Bankruptcy. Licensor may terminate this Agreement in the event that APAC files for bankruptcy protection under any state or federal bankruptcy law or a petition for bankruptcy is filed against APAC and not dismissed within ninety (90) days.

7.3.
Material Breach. Either party may terminate this Agreement upon written notice to the other if the other party breaches any material representation, warranty or agreement in this Agreement and fails to cure such breach within ninety (90) days of receipt of such written notice detailing the alleged breach.

7.4.
Commercially Unreasonable. APAC may terminate this Agreement, upon the sending written notice to Licensor, if APAC determines, in its sole judgment, that licensing or enforcement of the Patents is not commercially reasonable or practicable.

7.5.
Termination Period. In the event of Acceptable Completion, Licensor may also terminate this Agreement within a ninety (90) day period, beginning two (2) years from the date of such Acceptable Completion (the “Termination Period”) unless APAC has either (i) filed any action or counterclaim for infringement of any of the Patents, or (ii) generated any Total Recoveries from licensing or enforcement of the Patents (the failure of (i) and (ii) above shall be referred to as a “Termination Event”). In order to terminate this Agreement pursuant to this Section 7.5, within the Termination Period, Licensor shall provide APAC with written notice of its intention to exercise its right to terminate this Agreement under this Section 7.5, at which time APAC shall have a ninety (90) day period from the time it receives such notice, in which it may cure the Termination Event giving rise to the right of termination (the “Cure Period”) by either (i) filing an action (or counterclaim) to enforce any of the Patents or (ii) generating Total Recoveries and paying Licensor its share of the Net Proceeds, if any. If Licensor does not give APAC notice of its intention to terminate within the Termination Period or APAC cures the Termination Event during the Cure Period, then Licensor’s right to terminate this Agreement under this Section 7.5 shall lapse.

7.6.
Final Ruling. In the event of any dispute as to whether a party has breached this Agreement pursuant to Section 7.3 above or whether a cure has been effected, the matter shall be submitted to litigation pursuant to Section 9 hereof, and there shall be no termination of the license under this Agreement unless and until there is a final ruling that there has been an uncured breach, as provided herein.

7.7.	Licensor Payments after Termination. Any termination of this Agreement shall not relieve APAC of liability for any payments due to Licensor accrued prior to the effective date of such termination.

7.8.
APAC Payments after Termination. In the event of any termination of this Agreement, regardless of the cause, after payment of any monies due Licensor, APAC shall be entitled to retain or receive the portion of Total Recoveries that it would be entitled to retain or receive if this Agreement were in effect, which (i) accrued or was received prior to the termination date, (ii) accrues or is received after the termination date as a result of any settlement, license agreement or other agreement or transaction that was negotiated, made or occurred prior to the termination date, or (iii) resulted from any lawsuit or negotiations that were pending at or prior to the occurrence of such termination.

7.9.
Licensor Bankruptcy. The parties acknowledge and agree that this Agreement is a contract under which APAC is a licensee of intellectual property as provided in Section 365(n) of title 11, United States Code (the "Bankruptcy Code"). Licensor acknowledges that if Licensor, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code (the "Bankruptcy Trustee"), rejects this Agreement, APAC may elect to retain all of its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon written request of APAC to Licensor or the Bankruptcy Trustee, Licensor will not interfere with any of the rights of APAC as provided in this Agreement.

8.	ASSIGNMENT

8.1.
Successors. This Agreement shall inure to the benefit of, and be binding upon the respective successors, assigns, heirs, beneficiaries and personal representatives of Licensor and APAC, subject to Section 8.2 below.

8.2.
Assignability. This Agreement is personal and non-assignable, except it may be assigned by APAC to an affiliate of APAC, provided such affiliate (i) is owned or controlled, directly or indirectly, by APAC or the parent of APAC, and (ii) agrees to be bound by all the terms and conditions of this Agreement in writing, including the obligation to make payments hereunder. Notwithstanding anything to the contrary, Licensor acknowledges and agrees that: (a) Licensor may not at any time directly or indirectly transfer the License, in whole or in part, to any third party, including without limitation any Exclusive Party; and (b) an Exclusive Party may not at any time claim ownership or entitlement to any License or otherwise obtain or be deemed to obtain directly or indirectly any rights, benefits, licenses or immunities, in whole or in part, under any License, whether by, through, as a result of, or otherwise in connection with any agreement, contract, transaction or business combination with Licensor. Except as set forth above with respect to the License and Exclusive Parties, Licensor may transfer or assign all or any part of his interest in this Agreement or sell or transfer all or some of the Patents, provided that (i) the transferee or assignee is not an Exclusive Party; (ii) the transferee or assignee agrees to be bound by the terms of this Agreement in writing; and (iii) Licensor shall continue to be bound by the terms of this Agreement.

9.	GOVERNING LAW AND CONSENT TO JURISDICTION

9.1.
Choice of Laws. This Agreement shall be governed by and construed under applicable federal law and the laws of the State of California, excluding any conflict of law provisions. APAC and Licensor each irrevocably consent to the exclusive jurisdiction of any California state or federal court sitting in the Central District of California, over any suit, action or proceeding arising out of or relating to this Agreement. APAC and Licensor hereby waive personal service of any summons, complaint, or other process in any action in any California state or federal court sitting in the Central District of California, and agree that all service thereof may be made by (a) certified or registered mail, return receipt requested, to the other party’s address identified in the opening paragraph of this Agreement; or (b) by such other method authorized by the California Long Arm Statute.

9.2.
Consequential Liability. Neither APAC nor Licensor shall be liable for any consequence or damage arising out of or resulting from the manufacture, use or sale of products under the Patents. In no event shall any party be entitled to special, indirect, consequential damages, including lost profits, or punitive damages for breach of this Agreement.

10.	CONFIDENTIALITY

10.1.
All information provided pursuant to this Agreement, including without limitation (but not including the existence of this Agreement), the terms of this Agreement, shall be regarded as confidential information (“Confidential Information”). The Parties agree that, other than as required by law, they shall not disclose any Confidential Information and shall use the Confidential Information only for the purposes set forth herein. Either party may disclose Confidential Information to its financial and legal advisors subject to confidentiality obligations at least as stringent as those provided in this Agreement. Licensor acknowledges that APAC’s parent company, Acacia Research Corporation (“Acacia”), is a publicly traded company, and that Acacia may be required to publicly disclose the signing of this Agreement, as well as certain terms of the Agreement. Confidential Information shall not include information that:

(a)	was already known, otherwise than under an agreement of secrecy or non-use, at the time of its disclosure;

(b)
has passed into the public domain prior to or after its disclosure, otherwise than through any act or omission attributable to principals, officers, employees, consultants or agents of the receiving party; or

(c)	was subsequently disclosed, otherwise than under an agreement of secrecy or non-use, by a third party that had not acquired the information under an obligation of confidentiality.

Nothing in this Paragraph 10.1 shall be construed as precluding Licensor or APAC from complying with any security disclosure laws and both APAC and Licensor acknowledge that the other Party is a public company and is required to comply with the disclosure requirements of appropriate state and federal securities laws.

10.2.
Preservation of Privilege. The Parties agree that they may disclose Confidential Information in furtherance of their common legal interest in exploring business opportunities involving the Patents, including litigation involving one or more of such Patents. Such Confidential Information may be subject to the attorney-client privilege, work product doctrine or other applicable privilege. The parties understand and agree that it is their desire, intention and mutual understanding that the sharing of such Confidential Information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Section shall be interpreted to mean that a party hereto would be prevented from using Confidential Information in a legal proceeding against the other party hereto based upon a dispute arising out of this Agreement; provided that the other party has been notified in advance of such use or disclosure and been afforded sufficient opportunity to seek and obtain confidential treatment by the court or other entity having jurisdiction over the matter at hand.

11.	MISCELLANEOUS

11.1.
Notice. All notices or communications which either party may desire, or be required, to give or make to the other shall be in writing and shall be deemed to have been duly given or made if and when forwarded by registered mail, certified mail, facsimile or recognized overnight courier to the address set forth above in this Agreement or to such other address as a party shall give to the other in writing delivered at the last address specified in the manner prescribed by this Agreement.

11.2.	No waiver. The failure to act upon any default hereunder shall not be deemed to constitute a waiver of such default.

11.3.
Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and may not be modified or amended, except in writing by the parties. Nothing in this Agreement, whether expressed or implied, shall be construed to give any person (other than the Parties and their respective permitted successors and assigns), any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.4.
Provision Invalidity. If for any reason in any jurisdiction in which any provision of this Agreement is sought to be enforced, any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

11.5.
Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. A faxed or e-mailed copy of a signature page shall be considered an original for purposes of this Agreement.

11.6.	Headings. The headings contained in this Agreement have been inserted for convenient reference only and shall not modify, define, expand or limit any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

eRoom System Technologies, Inc.	ACACIA PATENT ACQUISITION LLC
By:/s/ David Gestetner	By: /s/ Dooyong Lee
Print Name: David Gestetner	Print Name: Dooyong Lee
Title: CEO	Title: Executive Vice President
Date: November 11, 2008	Date: November 11, 2008

EXHIBIT A

U.S. PATENTS & APPLICATIONS

US Patent No.	US Application No.	Filing Date	Issue Date	Title
4939352	07/430,889	11-02-1989	07-03-1990	CREDIT CARD BILLING SYSTEM
	*07/547,322	07-02-1990
4883948	07/338,740	04-17-1989	11-28-1989	CREDIT CARD STORAGE SYSTEM
4857714	07/170,310	03-18-1988	08-15-1989	CREDIT CARD STORAGE SYSTEM

*	EXPIRED OR ABANDONED

FOREIGN PATENTS & APPLICATIONS

Foreign Patent or Publication No.	Application No.	Publication Date	Country	Title
WO9013080A1	WO1989US0003494	01-11-1990	WTO	CREDIT CARD STORAGE SYSTEM
JP04504768T2	JP1989000509548	08-20-1992	JAPAN
EP0468961B1	EP1989000910033	03-01-1995	EU	CREDIT CARD STORAGE SYSTEM
DE68921494C0	DE1989068921494	04-06-1995	DE	DURCH KREDITKARTE BETAETIGTER SAFE.
CA1327240A1	CA1989000608320	02-22-1994	CA	CREDIT CARD STORAGE SYSTEM
BR8907887A	BR1989000007887	12-24-1991	BR	SISTEMA DE ARMAZENAMENTO OPERAVEL COM CARTAO DE CREDITO
AU4201489A1	AU1989000042014	11-16-1990	AU	CREDIT CARD STORAGE SYSTEM
AT0119304E	AT1989000910033	03-15-1995	AT	DURCH KREDITKARTE BETAETIGTER SAFE.